UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2020

Milestone Scientific Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue Suite 403 Roseland, New Jersey (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2020, Milestone Scientific Inc. (the “Company”) and Wand Dental, Inc., a wholly-owned subsidiary of the Company (“Wand Dental”) terminated the exclusive rights granted to Henry Schein Inc. (“Henry Schein”) for distribution of The Wand® STA® Computer Assisted Anesthesia System, including its disposable, single-use handpiece, and certain related products (the “Wand STA System”), in the United States and Canada, in accordance with the Exclusive Distribution and Supply Agreement dated as of June 20, 2016 (the “Agreement”) between the Company and Henry Schein. As per the Agreement, Henry Schein will remain a distributor of the Company for the Wand STA System, albeit on a non-exclusive basis, for a period of one year from such termination date. As a result, the Company now looks forward to implementing a strategy where it will have multiple distributors throughout the United States and Canada, to broaden its distribution coverage and marketing coverage. The Company believes this will allow it to increase its market penetration, with a more significant return on its marketing dollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Milestone Scientific Inc.
Dated: November 30, 2020	By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer